                                SERVICE AGREEMENT

     THIS AGREEMENT is made and entered into this 20st day of November, 2000, by and between STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, STATE FARM INDEMNITY COMPANY, both Illinois corporations (collectively referred to as the "Auto Companies"), STATE FARM VP MANAGEMENT CORP., a Delaware corporation and wholly-owned subsidiary of State Farm Mutual Automobile Insurance Company ("Broker-dealer"), STATE FARM MUTUAL FUND TRUST, a Delaware business trust ("Trust"), and STATE FARM LIFE INSURANCE COMPANY ("Life Company").

     WHEREAS, the Trust is registered as an open-end management investment company which issues shares of beneficial interest in certain mutual funds ("Funds");

     WHEREAS, Broker-dealer serves as principal underwriter under to the Trust pursuant to a Distribution Agreement; and

     NOW, THEREFORE, in consideration of their mutual promises, the Auto Companies, Broker-dealer, Trust and Life Company agree as follows:

1. Broker-dealer shall have the right to use, and the Auto Companies and Life Company shall make available for the use of Broker-dealer: (a) services of employees of the Auto Companies and Life Company to be engaged in Broker-dealer's operations as principal underwriter and distributor of the Funds, and other administrative and clerical activities of Broker-dealer, for periods to be agreed upon by Broker-dealer, the Trust, the Auto Companies and Life Company, and (b) such administrative, clerical, stenographic, computer, data processing and other support services and office supplies and equipment, as may in each case be reasonably required by Broker-dealer in the performance of its obligations as principal underwriter and distributor of the Funds under the Distribution Agreement and any agreement amending or superseding that agreement.

2. The Auto Companies, Life Company, and the Broker-dealer acknowledge that employees of the Auto Companies and the Life Company providing the services contemplated by paragraph 1 shall be associated with Broker-dealer with respect to their activities relating to the issuance, marketing, distribution and administration of the Funds. The Auto Companies and Life Company acknowledge that Broker-dealer shall have sole and exclusive supervision and control over such associated persons with respect to those activities; in particular, without limiting the foregoing, such associated persons shall report and be responsible solely to the officers and directors of Broker-dealer or persons designated by them in connection with their activities

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related to the Broker-dealer's business.

3. Broker-dealer shall have the right to use, and the Auto Companies and/or Life Company shall furnish for the use of Broker-dealer, such office space as is reasonably needed by Broker-dealer in the performance of its obligations and duties as principal underwriter and distributor of the Funds.

4. In performing services for Broker-dealer under this agreement, the employees of the Auto Companies and Life Company may, to the full extent that they deem appropriate, have access to and utilize statistical and financial data and other information prepared for or contained in the files of the Auto Companies or Life Company, and may make such information available to Broker-dealer.

5. The Auto Companies and Life Company shall have no responsibility for Broker-dealer actions based upon information or advice given or obtained by or through their respective employees; provided, however, that the foregoing shall not be construed to relieve the Auto Companies or Life Company of any liability to which any such company would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence, in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

6. Broker-dealer agrees to reimburse the Auto Companies and Life Company for costs of such services, supplies, equipment and facilities rendered to Broker-dealer by such company.

7. This agreement shall become effective as of January 1, 2001, and continues in effect until terminated by any party. Any party may terminate this agreement upon sixty (60) days' written notice of each other party.

8. This agreement shall apply to the companies herein named and to any subsequently created affiliate(s) of State Farm Mutual Automobile Insurance Company which provide facilities or services to the Broker-dealer.

9. This agreement may be amended at any time by mutual consent of the parties.

10. Any notice under this agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties, at such addresses as such other parties may designate for the receipt of such notices. Until further notice of the other parties, it is agreed that the address of the Auto Companies, Broker-dealer and Life Company for this purpose shall be Three State Farm Plaza, Bloomington, Illinois 61791.


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11. No entity a party to this agreement shall disclose or use nonpublic personal information (as defined in Rule 3(t) Regulation S-P) provided by any other party to this agreement, except as necessary to carry out the purposes for which such information is provided, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers designated below as the date specified above.

                                   STATE FARM MUTUAL AUTOMOBILE
                                   INSURANCE COMPANY

                                   By: /s/ Edward B. Rust, JR.
                                       -----------------------
                                   Name: Edward B. Rust, Jr.
                                   Title: Chairman of the Board


                                   STATE FARM INDEMNITY COMPANY

                                   By: /s/ Brian Boyden
                                       -----------------------
                                   Name: Brian Boyden
                                   Title: President


                                   STATE FARM LIFE INSURANCE COMPANY

                                   By: /s/ Roger B. Tompkins
                                       -----------------------
                                   Name: Roger B. Tompkins
                                   Title: Executive Vice President


                                   STATE FARM VP MANAGEMENT CORP.

                                   By: /s/ Roger S. Joslin
                                       -----------------------
                                   Name: Roger S. Joslin
                                   Title: Senior Vice President and
                                        Treasurer


                                   STATE FARM MUTUAL FUND TRUST

                                   By: /s/ Susan D. Waring
                                       -----------------------
                                   Name: Susan D. Waring
                                   Title: Vice President



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